Exhibit 1

LEAP WIRELESS INTERNATIONAL, INC.

10307 PACIFIC CENTER COURT

SAN DIEGO, CALIFORNIA 92121

May 28, 2009

MHR Institutional Partners II LP

MHR Institutional Partners IIA LP

40 West 57th Street, 24th Floor

New York, New York 10019

Re:

Registration Rights Agreement, dated as of August 16, 2004, among Leap Wireless International, Inc. (the “Company”) and the Holders party thereto (as amended, the “Registration Rights Agreement”)

Ladies and Gentlemen:

As you know, on March 4, 2009 we filed with the Securities and Exchange Commission (“SEC”) a  registration statement on Form S-3, including a base prospectus, relating to the issuance and sale from time to time of certain of our securities (the “Universal Shelf Registration Statement”).  We intend to file with the SEC on or about May 28, 2009 a preliminary prospectus supplement to the base prospectus pursuant to the Universal Shelf Registration Statement, relating to the underwritten public offering of approximately $200,000,000 of shares of our common stock (the “Offering”).

This notice is being delivered to each of MHR Institutional Partners II LP and MHR Institutional Partners IIA LP as a “Holder” party to the Registration Rights Agreement (collectively, the “Holders”).  We ask each of you to waive any rights you have pursuant to Section 3.1 of the Registration Rights Agreement to prior notice of the filing of the Universal Shelf Registration Statement and of the Offering and the inclusion of your Registrable Securities (as defined in the Registration Rights Agreement) in the Offering (but not any other offering as may be conducted from time to time pursuant to the Universal Shelf Registration Statement) (the “Waiver”).

As consideration for the Waiver, the Company, the Holders and certain of their affiliated funds shall enter into an amended and restated Registration Rights Agreement (the “Amendment”), as soon as practicable, but in any event not later than July 1, 2009; provided, however, that if (x) the MHR Lock-Up Agreement has been terminated in accordance with its terms and such termination has not been revoked prior to July 1, 2009 and (y) the Amendment has not been executed prior to the events described in clause (x), the parties shall not be obligated to enter into the Amendment; provided further, however, that if the Offering has not been consummated by the date of execution of the Amendment, the Amendment will provide that it will become automatically effective upon the consummation of the Offering.

The Amendment shall (i) include MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP and MHR Institutional Partners III LP as parties thereto and as “Holders” as defined therein and (ii) provide as follows (all defined terms used in (a) through (c) below shall have the meaning as set forth in the Amendment):

(a) the definition of "Holder" shall be modified to mean any (i) Person who owns Registrable Securities at the relevant time and is, or its Affiliate is, a party to this Agreement or (ii) Additional Holder;

(b) the definition of “Registrable Securities” shall be modified to include all shares of Common Stock held by any of the Holders (or their respective Affiliates and successors or Permitted Assignees) now or at any time in the future; and

(c) the Company shall, no later than December 2, 2009 and thereafter, within sixty (60) days following the request of any Holder, file with the Commission a post-effective amendment to the Shelf Registration Statement (or if such post-effective amendment is not permitted under applicable law, a new shelf registration statement) relating to the offer and sale of all Registrable Securities then by the Holders (or their respective Affiliates and successors or Permitted Assignees) to the public, from time to time, on a delayed or continuous basis.

May 28, 2009

Please sign and return a copy of this notice and waiver to the undersigned as promptly as possible. We acknowledge and agree, as approved by a committee of our board of directors, that except as expressly set forth herein, the Registration Rights Agreement is unmodified and remains in full force and effect and we hereby affirm our agreement to be bound by all of our obligations, covenants, liabilities and warranties set forth in the Registration Right Agreement in accordance therewith.  Except as expressly set forth herein, your execution of this letter agreement does not and shall not constitute a waiver of any rights or remedies to which you are entitled pursuant to the Registration Rights Agreement.

The Company acknowledges and agrees that the Holders and certain of their affiliates may be subject to certain disclosure obligations with respect to the matters contained in this notice, the Amendment, that certain Lock-Up Agreement among the Holders and certain of their affiliated funds and the Underwriters (as defined therein) (the “MHR Lock-Up Agreement”) and that certain Lock-Up Agreement among Dr. Mark H. Rachesky and the Underwriters (as defined therein) (the “Rachesky Lock-Up Agreement”), pursuant to applicable law, regulation, rule, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process or otherwise (including, without limitation, any fiduciary or similar duties) (collectively, "Applicable Law") and that the Holders and their affiliates may disclose the existence and contents of this notice, the Amendment,  the MHR Lock-Up Agreement and the Rachesky Lock-Up Agreement in connection with any such Applicable Law.

Notwithstanding the consummation of the Offering or the execution of the Amendment, the Company shall pay promptly upon request to O’Melveny & Myers LLP, counsel to the Holders (“O’Melveny”), all legal fees and expenses incurred in connection with the preparation, negotiation, execution and disclosure (as may required by Applicable Law) of this notice, the Amendment and the MHR Lock-Up Agreement and the consummation of the transactions contemplated hereby and thereby.

Any questions you may have regarding this notice may be directed to the undersigned by calling (858) 882-6048.

Dated: May 28, 2009	LEAP WIRELESS INTERNATIONAL, INC.

By: /s/ Robert J. Irving, Jr., Esq.

Robert J. Irving, Jr., Esq.

Senior Vice President, General Counsel and Secretary

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May 28, 2009

Each of the undersigned Holders hereby agrees to the waivers as provided in and subject to this letter agreement.

Dated:  May 28, 2009

MHR INSTITUTIONAL PARTNERS II LP

MHR INSTITUTIONAL PARTNERS IIA LP

By:  MHR Institutional Advisors II LLC

Its: General Partner

By: /s/ Hal Goldstein

Name: Hal Goldstein

Title: Vice President

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